                              AMENDED AND RESTATED
                         SHAREHOLDER SERVICES AGREEMENT

                                 --Sweep funds--


         This Amended and Restated Shareholder Services Agreement is made as of April __, 2003, by and among E*TRADE Funds, a Delaware statutory trust ("Trust"), on behalf of each series or class ("Portfolio" and "Class", respectively) listed on Schedule A hereto as amended from time to time, E*TRADE Asset Management, Inc., a Delaware corporation ("ETAM") and E*TRADE Securities LLC, a Delaware limited liability company ("E*TRADE Securities") (ETAM and E*TRADE Securities collectively are referred to as the "Shareholder Servicing Agent").

                                    RECITALS

         WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended ("1940 Act");

         WHEREAS, the Trust issues shares of beneficial interest ("shares") in separate series (Portfolios), some of which are further divided into classes (Classes), with each Portfolio representing interests in a separate portfolio of securities and other assets;

         WHEREAS, certain beneficial owners of the Trust's shares ("investors" or "shareholders") may require administrative, recordkeeping, and other services, and the provisions of such services to investors requiring these services may benefit such investors and facilitate their ability to invest in the Portfolios or Classes;

         WHEREAS, ETAM serves as the investment adviser and administrator to the Trust under separate agreements and provides certain additional shareholder services on behalf of each Portfolio or Class; and

         WHEREAS, E*TRADE Securities serves as the primary distributor to the Trust under separate agreement and provides certain additional shareholder services on behalf of each Portfolio or Class; and

         WHEREAS, the Trust desires that Shareholder Servicing Agent provide, or arrange for an affiliate to provide, certain shareholder services with respect to shares of the Portfolios or Class in accordance with the terms and conditions of this Agreement set forth below.

                              W I T N E S S E T H:

         The Trust and Shareholder Servicing Agent (each a "Party") agree as follows:

         1. Appointment. The Trust hereby authorizes Shareholder Servicing Agent to provide certain shareholder support services to investors in the Portfolios or Class. The appointment of Shareholder Servicing Agent hereunder is non-exclusive, and Shareholder Servicing Agent recognizes and agrees that, from time to time, the Trust may enter into other agreements with financial intermediaries with respect to the provision of administrative, recordkeeping or investor services.

         2. Services to be Performed. For the duration of this Agreement, Shareholder Servicing Agent agrees to use its best efforts, subject to applicable legal and contractual restrictions and in compliance with the procedures described in the prospectus(es) and statement(s) of additional information of the Portfolios or Class as from time to time in effect (collectively, the "Prospectus"), to provide in respect of investors investing in shares of the Portfolios the following services:

              (a) Support services to investors in connection with investments in the Shares of a Portfolio or Class, which services may include, but are not limited to: receiving, aggregating and processing purchase and redemption orders; arranging for the wiring of funds; providing and maintaining retirement plan records; communicating periodically with investors or shareholders and answering questions and handling correspondence from investors or shareholders about their accounts; acting as the sole shareholder of record and nominee for shareholders; providing check writing services to investors; maintaining account records and providing beneficial owners with account statements; processing subaccounting services for payments; issuing shareholder reports and transaction confirmations; integrating periodic statements with other shareholder transactions; providing subaccounting services for payments; providing subaccounting services for shares of a Portfolio or Class held beneficially; forwarding shareholder communications to beneficial owners; general account administration activities; and providing such other similar services as the Trust may reasonably request to the extent Shareholder Servicing Agent is permitted to do so under applicable statutes, rules, or regulations. Overhead and other expenses of Shareholder Servicing Agent related to its "service activities," including telephone and other communications expenses, may be included in the information regarding amounts expended for such activities.

              (b) Shareholder Servicing Agent will provide such office space and equipment, telephone facilities, and personnel (which may be any part of the space, equipment, and facilities currently used in Shareholder Servicing Agent's business, or any personnel employed by Shareholder Servicing Agent) as may be reasonably necessary or beneficial in order to provide such support services with respect to Shares of a Portfolio or Class.

         3.   Compensation.

              (a) In consideration of Shareholder Servicing Agent's provision of the services as described in this Agreement, the Trust agrees, subject to the limitations of applicable law and regulations, to pay ETAM fees ("Service Fees") at an annual rate, as specified in Schedule A hereto, of the average of the aggregate net asset value of outstanding shares of each Portfolio or Class serviced by Shareholder Servicing Agent, measured on each business day during each month. ETAM may, in turn, pay any or all of these Services Fees to affiliates, including E*TRADE Securities, or other service providers with whom it has entered into services agreements, with no recourse to or liability on the part of the Trust or any Portfolio or Class. Service Fees shall be accrued daily and paid monthly or at such other interval as Trust and ETAM shall agree. The Parties acknowledge and agree that the Service Fees will be paid by the Trust on behalf of each Portfolio or Class and shall be paid for each Portfolio or Class only so long as the Agreement is in effect.

              (b) Notwithstanding other provisions of this Agreement, the fee rate with respect to any Portfolio or Class may be prospectively increased or decreased by the Trust, in its sole discretion, at any time upon notice to Shareholder Servicing Agent.

              (c) On behalf of each Portfolio or Class, Shareholder Servicing Agent may spend such amounts and incur such expenses as it deems necessary or appropriate on any service activities. Such expenses may include, without limitation, compensation to employees and expenses, including overhead and telephone and other communications expenses, as Shareholder Servicing Agent may determine to be necessary. Shareholder Servicing Agent shall be solely liable for any expenses it incurs hereunder.

              (d) In addition, Shareholder Servicing Agent will furnish to the Trust or its designees such information as the Trust or its designees may reasonably request (including, without limitation, periodic certifications confirming the rendering of services with respect to shares of the Portfolios as described herein) and will otherwise cooperate with the Trust and its designees (including, without limitation, any auditors designed by the Trust) in the preparation of reports to the Trust's Board of Trustees concerning this Agreement and the monies paid or payable by the Trust pursuant hereto, as well as any other reports or filings that may be required by law.

         4. Representations of the Parties. Each Party represents and warrants to each other Party that (i) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder and has taken all necessary action to authorize such execution, delivery and performance, (ii) the person signing this Agreement on its behalf is duly authorized to do so, (iii) it has obtained all authorizations of any governmental body required in connection with this Agreement and such authorizations are in full force and effect and (iv) the execution, delivery and performance of this Agreement will not violate any law, ordinance, charter, by-law or rule applicable to it or any agreement by which it is bound or by which any of its assets are affected.

         5.   Term and Termination.

              (a) Unless sooner terminated, this Agreement will continue in effect until one year from the date hereof and thereafter for successive annual periods, provided that such continuance is specifically approved at least annually by votes of a majority of both (i) the Board of Trustees of the Trust and (ii) those Trustees of the Trust who are not "interested persons" (as defined in the 1940 Act) and have no direct or indirect financial interest in the operation of the Agreement.

              (b) This Agreement may be terminated with respect to a Portfolio or Class, at any time without the payment of any penalty, by (i) a vote of a majority of the Board of Trustees of the Trust; (ii) a vote of a majority of a Portfolio's or Class' shares; or (iii) by Shareholder Servicing Agent on 30 days' written notice.

         6. Governing Law. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Delaware applicable to agreements fully executed and to be performed therein, without regard to its conflicts of law rules.

              7. Limitation on Liability. The obligations of each Portfolio or Class under this Agreement shall only be binding upon the assets and property of that Portfolio or Class, and shall not be binding upon any Trustee, officer or shareholder of the Trust individually or upon any other Portfolio or Class of the Trust.

              8.   Exculpation: Indemnification.

                   (a) The Trust shall not be liable to Shareholder Servicing Agent and Shareholder Servicing Agent shall not be liable to the Trust except for acts or failures to act which constitute lack of good faith or gross negligence and for obligations expressly assumed by either Party hereunder. Nothing contained in this Agreement is intended to operate as a waiver by the Trust or by Shareholder Servicing Agent of compliance with any applicable federal or state law, rule, or regulation.

                   (b) Shareholder Servicing Agent will indemnify the Trust and hold it harmless from any claims or assertions relating to the lawfulness of Shareholder Servicing Agent's participation in this Agreement and the transactions contemplated hereby or relating to any activities of any persons serving as officers or employees of Shareholder Servicing Agent and performed in connection with the discharge of its responsibilities under this Agreement. If any such claims are asserted, the Trust shall have the right to manage its own defense, including the selection and engagement of legal counsel of its choosing, and all costs of such defense shall be borne by Shareholder Servicing Agent.

              9. Notices. Each notice required by this Agreement shall be given in writing and delivered personally, mailed by certified mail or courier service, or sent by facsimile or electronic mail to the Party's address identified on the signature page to this Agreement or such other address as each Party may by written notice provide to the other.

              10. Complete Agreement. This Agreement, including Schedule A, contains the full and complete understanding of the parties and supersedes all prior representations, promises, statements, arrangements, agreements, warranties and understandings between the parties with respect to the subject matter hereof, whether oral or written, express or implied. This Agreement shall not be deemed to be complete absent Schedule A.

              11. Amendment. This Agreement may be modified or amended, and the terms of this Agreement may be waived, by a writing signed by each of the parties.

              12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

              13. Severability. If any provision of this Agreement shall be held invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of the date and year first written above.


E*TRADE FUNDS, on behalf of the Portfolio or Class listed on Schedule A


By: ____________________________________    Address for Notices:
                                            4500 Bohannon Drive
Name: __________________________________    Menlo Park, CA 94025
                                            Fax: (650)331-6810
Title: _________________________________


E*TRADE ASSET MANAGEMENT, INC.


By: ____________________________________    Address for Notices:
                                            4500 Bohannon Drive
Name: __________________________________    Menlo Park, CA 94025
                                            Fax: (650)331-6810
Title: _________________________________


E*TRADE SECURITIES LLC


By: ____________________________________    Address for Notices:
                                            4500 Bohannon Drive
Name: __________________________________    Menlo Park, CA 94025
                                            Fax: (650)331-6810
Title: _________________________________

                               AMENDED SCHEDULE A
                                     to the
                   SHAREHOLDER SERVICES AGREEMENT-Sweep Funds


            Trust Portfolios or Classes and Shareholder Service Fees


Portfolio:                                                     Service Fee:
---------                                                      -----------

E*TRADE Money Market Fund

     Sweep Class                                               0.25%

E*TRADE California Municipal Money Market Fund

     Sweep Class                                               0.25%

E*TRADE New York Money Market Fund

     Sweep Class                                               0.25%

E*TRADE Government Money Market Fund

     Sweep Class                                               0.25%

E*TRADE Municipal Money Market Fund

     Premier Class                                             0.20%

     Sweep Class                                               0.25%